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     As filed with the Securities and Exchange Commission on June 19, 2000.


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 5, 2000



                                PRICESMART, INC.
             (Exact name of registrant as specified in its charter)




       DELAWARE                      0-22793                   33-0628530
    (State or other                (Commission              (I.R.S. Employer
     jurisdiction                 File Number)             Identification No.)
   of incorporation)




                    4649 MORENA BOULEVARD, SAN DIEGO CA 92117
          (Address of principal executive offices, including zip code)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (858) 581-4530



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         This Current Report on Form 8-K is filed by PriceSmart, Inc., a
Delaware corporation (the "Company"), in connection with the matters described herein.

ITEM 5.  OTHER EVENTS.

         On June 5, 2000, the Company entered into a stock purchase agreement to acquire the 40% interest in PSMT Caribe, Inc. ("PSMT Caribe") held by PSC, S.A. ("PSC"). The Company already owns the remaining 60% of PSMT Caribe. PSMT Caribe is the offshore joint venture formed by the Company and PSC to hold their respective interests in the Company's membership warehouse clubs operating in Costa Rica, El Salvador, Honduras and the Dominican Republic. In return for the 40% interest in PSMT Caribe, the Company will issue to PSC 679,500 shares of the Company's common stock. The Company has agreed to register half of these shares for resale as soon as practicable following the closing of the transaction. The Company will be required to file a registration statement to register the balance of the shares upon the earlier of (i) six months following the closing, if the Company's stock price declines by a specified amount during the six months following the closing, or (ii) the one-year anniversary of the closing.

         In addition, PriceSmart has agreed in the stock purchase agreement that when it is necessary for PriceSmart to purchase goods or services for the warehouse stores operated by PSMT Caribe, which goods or services are supplied or otherwise made available by a shareholder of PSC to the standards required by PriceSmart, such shareholder shall have the right to provide such goods or services if the price and term thereof meets or beats any competitive offer or bid. PriceSmart also has agreed to allow Promerica Bank, an affiliate of PSC, to provide banking services in certain PriceSmart warehouse stores at reasonable and generally competitive rates. Finally, PriceSmart has agreed to give PSC opportunities to have representation on the board of directors of PSMT Caribe (the local operating company) and PriceSmart's board of directors.

         The parties also have entered into an option agreement giving PSC the right to purchase certain excess real property from PriceSmart.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    June 19, 2000                          PriceSmart, Inc.


                                                By:    /s/ Allan Youngberg
                                                       -------------------------
                                                       Allan Youngberg
                                                       Chief Financial Officer


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